Exhibit 10.37
TWELFTH AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

TWELFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of March 24, 2016 (this “Amendment No. 12”), is by and among Wells Fargo Bank, National Association, a national banking association, in its capacity as administrative and collateral agent for the Lenders (as hereinafter defined) pursuant to the Loan Agreement defined below (in such capacity, “Agent” as hereinafter further defined), BlueLinx Corporation, a Georgia corporation, successor by merger to the merger of BlueLinx Services Inc., a Georgia corporation, with and into BlueLinx Corporation with BlueLinx Corporation as the surviving corporation of such merger (“BlueLinx”), and BlueLinx Florida LP, a Florida limited partnership (“BFLP”, and together with BlueLinx, each individually a “Borrower” and collectively, “Borrowers”), BlueLinx Florida Holding No. 1 Inc., a Georgia corporation (“BFH1”) and BlueLinx Florida Holding No. 2 Inc., a Georgia corporation (“BFH2”), and together with BFH1, each individually a “Corporate Guarantor” and collectively, “Corporate Guarantors”) and BlueLinx Holdings Inc., a Delaware corporation (“Parent Guarantor”).
W I T N E S S E T H:
WHEREAS, Agent, the parties to the Loan Agreement as lenders (collectively, “Lenders”), Borrowers and Corporate Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Amended and Restated Loan and Security Agreement, dated August 4, 2006, by and among Agent, Lenders, Borrowers and Corporate Guarantors, as amended by First Amendment to Amended and Restated Loan and Security Agreement, dated as of October 22, 2008, Second Amendment to Amended and Restated Loan and Security Agreement, dated as of July 7, 2010, Third Amendment to Amended and Restated Loan and Security Agreement, dated as of May 10, 2011, Fourth Amendment to Amended and Restated Loan and Security Agreement, dated as of August 11, 2011, Fifth Amendment to Amended and Restated Loan and Security Agreement and Lender Joinder, dated as of March 29, 2013, Sixth Amendment to Amended and Restated Loan and Security Agreement, dated as of June 28, 2013, Seventh Amendment to Amended and Restated Loan and Security Agreement, dated as of March 14, 2014, Eighth Amendment to Amended and Restated Loan and Security Agreement, dated as of July 8, 2014, Ninth Amendment to Amended and Restated Loan and Security Agreement, dated as of August 14, 2014, Tenth Amendment to Amended and Restated Loan and Security Agreement, dated as of February 18, 2015, and Eleventh Amendment to Amended and Restated Loan and Security Agreement, dated as of March 10, 2016 (as from time to time further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated, or replaced, collectively, the “Financing Agreements”);
WHEREAS, Borrowers and Corporate Guarantors and Parent Guarantor have requested that Agent and Lenders (a) waive the requirement under Section 9.23 of the Loan Agreement that, on or before May 1, 2016, Borrowers raise Additional Investments of not less than $35,000,000, (b) extend the Final Maturity Date, (c) extend the Tranche A Loan Maturity Date and (d) enter into certain other amendments to the Loan Agreement;
WHEREAS, the parties hereto desire to enter into this Amendment No. 12 to evidence and effectuate such amendments under the Loan Agreement, in each case subject to the terms and conditions and to the extent set forth herein;
NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.Amendments.

1.1    Additional Definitions. As used herein or in the Loan Agreement or in any of the other Financing Agreements, the following terms shall have the meanings set forth below and the Loan Agreement and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, the following definitions:
“Amendment No. 12” shall mean the Twelfth Amendment to Amended and Restated Loan and Security Agreement, dated as of March 24, 2016, by and among Agent, Borrowers, Corporate Guarantors, Parent Guarantor and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
“CMBS Facility Documents” shall mean, collectively, (a) the Pooling and Servicing Agreement, dated as of August 1, 2006, originally among Wachovia Commercial Mortgage Securities, Inc., as depositor, Wachovia Bank, National Association, as master servicer, Mortgage Loan Special Servicer, as special servicer, and Wachovia Fargo Bank, N.A., as trustee, with respect to the Commercial Mortgage Pass-Through Certificates, Series 2006-C27 in the original amount of $3,079,909,568, and the agreements, documents and instruments executed and delivered in connection therewith, and (b) the Pooling and Servicing Agreement, dated as of August 1, 2006, originally among Banc of America Commercial Mortgage Inc., as depositor, Bank of America, National Association, as sponsor and master servicer, Mortgage Loan Special Servicer, as special servicer, and Wachovia Fargo Bank, N.A., as trustee, with respect to the Commercial Mortgage Pass-Through Certificates, Series 2006-4 in the original amount of $2,461,546,000, and the agreements, documents and instruments executed and delivered in connection therewith, as the such documents in clauses (a) and (b) now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
“Consultant” shall mean FTI Consulting, Inc. and any replacement or successor consulting firm reasonably approved by Agent and Required Super-Majority Lenders.
“Consulting Agreement” shall mean the agreement between Consultant and BlueLinx, as such agreement may be amended, modified or supplemented.
“Financial Covenant Compliance Excess Availability” shall mean during the following months the amount of Excess Availability set forth next to such month periods:

Measurement Period	Excess Availability
March 24, 2016 through and including March 31, 2016	$35,000,000
April 1, 2016 through and including April 30, 2016	$35,500,000
May 1, 2016 through and including May 31, 2016	$36,000,000
June 1, 2016 through and including June 30, 2016	$36,500,000
July 1, 2016 through and including July 31, 2016	$37,000,000
August 1, 2016 through and including August 31, 2016	$37,500,000
September 1, 2016 through and including October 31, 2016	$38,000,000
November 1, 2016 through and including January 15, 2017	$35,000,000
January 16, 2017 through and including February 4, 2017	$37,000,000
February 5, 2017 and all times thereafter	$39,000,000
“Inventory Loan Amount” shall mean (a) from March 24, 2016 through September 30, 2016, $175,000,000, (b) from October 1, 2016 and at all times thereafter, $150,000,000; provided, that, (i) for the calendar year 2017 and each calendar year thereafter, during April 1 through September 30 of any such calendar year, the Inventory Loan Limit shall be $175,000,000 and (ii) Revolving Loans outstanding with respect to Eligible Domestic In-Transit Inventory, Eligible International In-Transit Inventory and Eligible Re-Load Inventory shall not in the aggregate at any one time exceed $45,000,000.
“Mortgage Lenders” shall mean, collectively, (a) the U.S. Bank National Association, as Trustee for the Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C27 and (b) Wells Fargo Bank, N.A., as Trustee for the Registered Holders of Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-4, successors in interest to German American Capital Corporation, and their respective permitted successors and assigns.
“Mortgage Loan” shall mean the loan made by Mortgage Lenders to Mortgage Loan Borrowers in the original principal amount of $295,000,000 in accordance with the Mortgage Loan Agreement and the other Mortgage Loan Documents.
“Mortgage Loan Agreement” shall mean the Loan and Security Agreement, dated June 9, 2006, among Mortgage Loan Borrowers and the Mortgage Lenders, as amended through the Seventeenth Amendment to Loan and Security Agreement, dated as of March 24, 2016, as the same may be amended, modified, supplemented, extended, renewed, restated, or replaced.
“Mortgage Loan Borrowers” shall mean the SPE Propcos from time to time party to the Mortgage Loan Agreement as borrowers.
“Mortgage Loan Default” shall mean a “Default” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean, collectively (as the same may be amended, modified, supplemented extended, renewed, restated or replaced): (a) the Mortgage Loan Agreement, (b) the Mortgage Loan Notes, (c) the SPE Mortgages, (d) the Mortgage Loan Guaranty, (e) the Mortgage Loan Pledge Agreement, (f) the SPE Master Lease, and (g) the agreements, documents and instruments set forth on Exhibit E hereto.
“Mortgage Loan Event of Default” shall mean an “Event of Default” as such term is defined in the Mortgage Loan Agreement.
“Mortgage Loan Guaranty” shall mean the Guaranty of Recourse Obligations, dated June 9, 2006, by Parent Guarantor in favor of Mortgage Lenders, as amended by the Seventeenth Amendment to Loan and Security Agreement, dated as of March 24, 2016, as the same be amended, modified, supplemented, extended, renewed, restated, or replaced.
“Mortgage Loan Notes” shall mean, collectively (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time): (a) the Amended, Restated and Consolidated Note A-1, dated June 9, 2006, made by SPE Propcos, as maker, in favor of Mortgage Lenders, as payee, in the principal amount of $147,500,000 and (b) the Amended, Restated and Consolidated Note A-2, dated June 9, 2006, made by SPE Propcos, as maker, in favor of Mortgage Lenders, as payee, in the principal amount of $147,500,000.
“Mortgage Loan Pledge Agreement” shall mean the Pledge Agreement, dated March 24, 2016, by Parent Guarantor in favor of Mortgage Lenders with respect to the pledge of the equity interests of Parent Guarantor in the SPE Propcos, as the same may be amended, modified, supplemented, extended, renewed, restated, or replaced.
“Mortgage Loan Special Servicer” shall mean LNR Properties, LLC., a Florida limited liability company, any replacement special servicer appointed pursuant to the Mortgage Loan Agreement, its permitted successors and assigns.
“Parent Guarantee” shall mean the Limited Recourse Guarantee, dated March 24, 2016, by Parent Guarantor in favor of Agent and Lenders, as the same may be amended, modified, supplemented, extended, renewed, restated, or replaced.
“Parent Pledge Agreement” shall mean the Pledge Agreement, dated March 24, 2016, by Parent Guarantor in favor of Agent and Lenders with respect to the equity interests of Parent Guarantor in the SPE Propcos, as the same may be amended, modified, supplemented, extended, renewed, restated, or replaced.
“Permitted Mortgage Loan Refinancing” shall mean the incurrence of Indebtedness by the SPE Propcos to refinance then outstanding amount of the Mortgage Loan; provided, that, Parent Guarantor shall, or shall cause SPE Propcos to, satisfy each of the following conditions as determined by Agent in good faith: (a) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (b) the principal amount of such Indebtedness that is in excess of the then outstanding amount of the Mortgage Loan shall be in an amount not less than $50,000,000, unless otherwise agreed to by Agent, (c) upon Agent’s request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (d) the Indebtedness shall not include terms and conditions with respect to the SPE Propcos which are, taken as a whole, materially more burdensome or restrictive than those included in the Mortgage Loan as reasonably determined by the Agent, (e) such Indebtedness shall be incurred by SPE Propcos in a bona fide arm’s length transaction and on terms and conditions that are commercially reasonable, (f) on and after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, no Default or an Event of Default shall exist or have occurred and be continuing, (g) the SPE Agreement shall continue in full force and effect; and (h) Parent Guarantor shall not permit SPE Propcos to, directly or indirectly, (i) amend, modify, alter or change any of the material terms of such Indebtedness as in effect on the date of the incurrence of such Indebtedness in accordance with the terms and conditions hereof, except, that, Parent Guarantor may, after prior written notice to Agent, permit the SPE Propcos to amend, modify, alter or change the terms thereof so long as any such amendment, modification, alteration or change does not result in terms that, taken as a whole, are materially more burdensome or less favorable than the terms of such Indebtedness as in effect on the date such Indebtedness is incurred pursuant hereto as reasonably determined by the Agent, or (ii) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except as permitted by Section 9.24 hereof and (i) Parent Guarantor shall, and shall cause SPE Propcos, to furnish to Agent copies of all material notices or demands in connection with such Indebtedness received by Parent Guarantor or any SPE Propco or on its behalf promptly after the receipt thereof or sent by Parent Guarantor or any SPE Propco on its behalf concurrently with the sending thereof, as the case may be.
“Permitted SPE Property Sale” shall mean a sale (including a sale leaseback transaction) of all or substantially all of the SPE Properties in one or more series of transactions; provided, that, Parent Guarantor shall satisfy each of the following conditions as determined by Agent in good faith: (a) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to sell such SPE Properties, together with the purchase price of such SPE Properties, and such other information with respect thereto as Agent may reasonably request, (b) the purchase price for the SPE Properties subject to such sale shall be in an amount not less than the sum of (i) the then outstanding amount of the Mortgage Loan plus (ii) $50,000,000, unless otherwise agreed to by Agent, (c) on and after giving effect to such sale or sale leaseback and the use of proceeds thereof, no Default or an Event of Default shall exist or have occurred and be continuing, and (d) in connection with a sale-leaseback transaction, Agent shall have received, in form and substance satisfactory to Agent, a Collateral Access Agreement.
“Permitted SPE Property Reinvestment” shall mean a loss or damage to, or condemnation of, any SPE Property that results in proceeds of insurance or an award in an amount equal to or less than $500,000, which proceeds are used by the applicable SPE Propco to fund the repair or replacement of such damaged or condemned SPE Property; provided, that, (a) upon the repayment of all outstanding Indebtedness arising under the Mortgage Loan pursuant to a Permitted Mortgage Loan Refinancing or a Permitted SPE Property Sale, no Default or Event of Default exists or has occurred and is continuing, and (b) the repair or replacement of such SPE Property will be diligently pursued to satisfactory completion of such SPE Property that is at least equal in value and of substantially the same character as the SPE Property prior to such loss or condemnation.
“Required Ultra Super-Majority Lenders” shall mean, at any time, those Revolving Loan Lenders, other than Sponsor Affiliate Lenders, whose Pro Rata Shares aggregate ninety percent (90%) or more of the aggregate of the Revolving Loan Commitments of all Revolving Loan Lenders other than Sponsor Affiliate Lenders provided, that, at any time there are 2 or more Lenders, “Required Ultra Super-Majority Lenders” must include at least 2 Lenders (who are not Affiliates of one another).
“SPE Agreement” shall mean the Agreement with respect to Special Purpose Entities, dated March 24, 2016, by Parent Guarantor in favor of Agent and Lenders, as acknowledged by SPE Propcos, as the same may be amended, modified, supplemented, extended, renewed, restated, or replaced.
“SPE Intercreditor Agreement” shall mean the Equity Pledge Intercreditor Agreement, dated as of March 24, 2016, among Agent, Mortgage Loan Special Servicer, Borrowers, Corporate Guarantors, Parent Guarantor and SPE Propcos, as the same may be amended, modified, supplemented, extended, renewed, restated, or replaced.
“SPE Mortgages” shall mean mortgages and deeds of trust by each Mortgage Loan Borrower in favor of Mortgage Lenders with respect to the SPE Property, as the same may be amended, modified, supplemented, extended, renewed, restated, or replaced.
“SPE Propcos” shall mean all single purposes entity limited liability companies now or hereafter owned by Parent Guarantor, including, without limitation the existing limited liability companies set forth on Schedule 1.3 hereto.

“SPE Property” shall mean, as to any SPE Propco, any now owned or hereafter acquired real or personal property of such SPE Propco.
“Specified Mortgage Loan Covenants” shall mean (a) Sections 5.1.2, 5.1.3, 5.1.4, 5.1.5, 5.1.6, 5.1.7, 5.1.8, 5.1.9, 5.1.11, 5.1.12, 5.1.13, 5.1.17, 5.1.19, 5.1.20, 5.1.21, 5.2.3, 5.2.4, 5.2.5, 5.2.6, 5.2.7, 5.2.9, 5.2.10, 5.2.11, 5.2.12, 5.2.13, 5.2.14, 5.2.18, 5.2.19, 5.2.20, 5.2.21, Article VI, Article VII, Section 8.1, 8.3, 8.4, 8.6, 8.7.3, Article X, Section 11.1 and Sections 12.2 and 12.3 of the Mortgage Loan Agreement, (b) Sections 5.1.18, 5.2.1 and 5.2.2 of the Mortgage Loan Agreement, other than in connection with a Permitted Mortgage Loan Refinancing or a refinancing of a SPE Property, in each case in accordance with Section 9.24(b)(ii) hereof and (c) Sections 5.2.8. 5.2.17 and 8.2 of the Mortgage Loan Agreement, other than in connection with a Permitted SPE Property Sale or a sale of any SPE Property, in each case in accordance with Section 9.24(b)(iii) hereof.
1.2    Amendments to Definitions.
(a)    All references to “Affiliate Lease” in the Loan Agreement and other Financing Agreements shall be deemed and each such reference is hereby redesignated “SPE Master Lease” and replaced with the following:
“SPE Master Lease” shall mean the Amended and Restated Master Lease Agreement, dated as of June 9, 2006, by and among BlueLinx, as lessee, and ABP AL (MIDFIELD) LLC, a Delaware limited liability company, and the other SPE Propcos, as amended through the Thirteenth Amendment to Amended and Restated Master Lease Agreement, dated March 24, 2016, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, or replaced.
(b)    All references to “Applicable NOLV Percentage” in the Loan Agreement and other Financing Agreements are hereby deleted.
(c)    All references to “Borrowing Base” in the Loan Agreement and other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
        “Borrowing Base” shall mean, at any time, the amount equal to:
(a)    87.5% of the Net Amount of Eligible Accounts; provided, however, such percentage shall be reduced by one percentage point for each percentage point (or fraction thereof) by which Dilution exceeds 3%, plus
(b)    the amount equal to the lesser of: (i) sum of:
(A) the lesser: (1) 70% (or 75% during the Seasonal Period) of the Value of Eligible Inventory and (2) 85% multiplied by the sum of the Net Orderly Liquidation Value of Eligible Inventory, plus
(B) the lesser: (1) 70% (or 75% during the Seasonal Period) of the Value of Eligible Domestic In-Transit Inventory and (2) 85% multiplied by the sum of the Net Orderly Liquidation Value of Eligible Domestic In-Transit Inventory, plus
(C) the lesser: (1) 70% (or 75% during the Seasonal Period) of the Value of Eligible International In-Transit Inventory and (2) 85% multiplied by the sum of the Net Orderly Liquidation Value of Eligible International In-Transit Inventory, plus
(D) the lesser: (1) 70% (or 75% during the Seasonal Period) of the Value of Eligible Re-Load Inventory and (2) 85% multiplied by the sum of the Net Orderly Liquidation Value of Eligible Re-Load Inventory ; provided, that, the commencement of the “high selling season” advance rates set forth in the most recent inventory appraisal delivered to Agent in accordance with the terms of Section

7.3 hereof shall apply from March 10, 2016 through the last day of the “high selling season” in such inventory appraisal, and thereafter the commencement of the “high selling season” and the “low selling season” advance rates set forth in the most recent inventory appraisal delivered from time to time in accordance with the terms of Section 7.3 hereof shall apply on the dates set forth in such appraisal, and
(ii) the Inventory Loan Amount, minus
(c)    the sum of all Reserves.
(d)    All references to the term “Eurodollar Rate” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Eurodollar Rate” shall mean the higher of (a) the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by Agent) as the London interbank offered rate for deposits in US Dollars for a term comparable to the applicable period of seven (7) days, fourteen (14) days, one, two, or three months as selected by a Borrower (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates), and in each case subject to the reserve percentage prescribed by governmental authorities and (b) 0%.
(e)    All references to the term “Financing Agreements” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Financing Agreements” shall mean, collectively, this Agreement, the Fee Letters, the Parent Guarantee, the Parent Pledge Agreement, the SPE Agreement, the SPE Intercreditor Agreement, and all notes, guaranties, security agreements, stock pledge agreements, Deposit Account Control Agreements, Investment Property Control Agreements, Collateral Access Agreements, intercreditor agreements, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower, any Guarantor or Parent Guarantor in connection with this Agreement.
(f)    All references to the term “Final Maturity Date” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Final Maturity Date” shall mean July 15, 2017.
(g)    All references to the term “Financial Covenant Compliance Period” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Financial Covenant Compliance Period” shall mean the period commencing on (1) any date from March 24, 2016 through and including June 30, 2016 on which Excess Availability is less than the Financial Covenant Compliance Excess Availability for such applicable period and (2) any date from July 1, 2016 and thereafter on which Excess Availability has been less than the greater of (a) the Financial Covenant Compliance Excess Availability for such applicable period and (b) the amount equal to twelve and one-half (12.5%) percent of the lesser of (i) the sum of (A) the Borrowing Base and (B) the Tranche A Borrowing Base or (ii) the Maximum Credit, and ending on a subsequent date on which Excess Availability has been equal to or greater than the greater of (a) $45,000,000, and (b) the amount equal to twelve and one-half (12.5%) percent of the lesser of (i) the sum of (A) the Borrowing Base and (B) the Tranche A Borrowing Base or (ii) the Maximum Credit, for the sixtieth (60th) consecutive day.
(h)    All references to the term “Guarantor” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:

“Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (a) BlueLinx Florida Holding No. 1 Inc., a Georgia corporation; (b) BlueLinx Florida Holding No. 2 Inc., a Georgia corporation; (c) BlueLinx Holdings Inc., a Delaware corporation, and (d) any other Person that at any time after the date hereof becomes party to a guarantee in favor of Agent or any Lender or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers and Parent Guarantor); each sometimes being referred to herein individually as a “Guarantor”; provided, that, the term “Guarantor” shall not include Parent Guarantor.
(i)    All references to the term “Parent” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby redesignated “Parent Guarantor” and replaced with the following:
“Parent Guarantor” shall mean BlueLinx Holdings Inc., a Delaware corporation, its successors and assigns.
(j)    All references to the term “Revolving Loan Commitment” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Revolving Loan Commitment” shall mean, as to any Revolving Loan Lender: (a) at any time prior to the termination of the Revolving Loan Commitments, the amount of such Revolving Loan Lender’s revolving loan commitment as set forth on Schedule 1.1 hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Revolving Loan Lender became a Revolving Loan Lender under this Agreement, as such amount may be adjusted from time to time in accordance with the provisions of Section 13.6 hereof, and (b) after the termination of the Revolving Loan Commitments, the unpaid amount of Revolving Loans made by such Revolving Loan Lender and such Lender’s interest in the Special Agent Advances and outstanding Letter of Credit Accommodations, in each case as the same may be required to be adjusted from time to time in accordance with the terms hereof.
(k)    All references to the term “Revolving Loan Threshold Limit” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Revolving Loan Threshold Limit” shall mean the amount, calculated at any time, equal to $350,000,000, subject to adjustment as provided in Section 2.1(e) hereof.
(l)    All references to the term “Tranche A Loan Commitment” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Tranche A Loan Commitment” shall mean, as to any Tranche A Loan Lender: (a) at any time prior to the termination of the Tranche A Loan Commitments, the amount of such Tranche Loan Lender’s loan commitment as set forth on Schedule 1.2 hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Tranche A Loan Lender became a Tranche A Loan Lender under this Agreement, as such amount may be adjusted from time to time in accordance with the provisions of Section 13.6 hereof, and (b) after the termination of the Tranche A Loan Commitments, the unpaid amount of Tranche A Loans made by such Tranche A Loan Lender and such Tranche A Loan Lender’s interest in the Special Agent Advances and outstanding Letter of Credit Accommodations, in each case as the same may be required to be adjusted from time to time in accordance with the terms hereof.
(m)    All references to the term “Tranche A Loan Limit” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Tranche A Loan Limit” shall mean (a) from March 24, 2016 through and including March 31, 2016, $20,000,000, (b) from April 1, 2016 through and including April 30, 2016, $19,000,000, (c) from May 1, 2016 through and including May 31, 2016, $18,500,000, (d) from June 1, 2016 through and including June 30, 2016, $18,000,000, (e) from July 1, 2016 through and including July 31, 2016,

$17,500,000, (f) from August 1, 2016 through and including August 31, 2016, $17,000,000, (g) from September 1, 2016 through and including September 30, 2016, $16,500,000, (h) from October 1, 2016 through and including October 31, 2016, $16,000,000, (i) from November 1, 2016 through and including November 30, 2016, $15,000,000, (j) from December 1, 2016 through and including July 14, 2017, $14,000,000, and (k) on and after July 15, 2017, the Tranche A Loan Limit shall be $-0-.
(n)    All references to the term “Tranche A Loan Maturity Date” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Tranche A Loan Maturity Date” shall mean July 15, 2017 or earlier in accordance with the terms and conditions hereof.
1.3    Interpretation. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.
Section 2.    Amendments to Loan Agreement.
2.1    Revolving Loans. Sections 2.1(c) and (d) of the Loan Agreement are hereby replaced with the following:
“(c) Except in Agent’s discretion, with the consent of all Lenders other than the Sponsor Affiliated Lenders, (i) the aggregate principal amount of all Loans and Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of all Revolving Loans and Letter of Credit Accommodations outstanding at any time shall not exceed the Borrowing Base or the Revolving Loan Limit, (iii) the aggregate principal amount of all Revolving Loans and Letter of Credit Accommodations outstanding based upon Eligible Inventory, Eligible Domestic In-Transit Inventory, Eligible International In-Transit Inventory and Eligible Re-Load Inventory at any time shall not exceed the applicable amount with respect to such Inventory as set forth in the Inventory Loan Amount, and (iv) the aggregate principal amount of all Tranche A Loans outstanding at any time shall not exceed the Tranche A Borrowing Base or the Tranche A Loan Limit. Notwithstanding anything to the contrary contained herein:
(i)     In the event that the aggregate principal amount of the outstanding Loans and Letter of Credit Accommodations exceeds the Maximum Credit, then such event shall not limit, waive or otherwise affect any rights of Agent or any Lender in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.
(ii) In the event that the aggregate principal amount of the outstanding Revolving Loans and Letter of Credit Accommodations exceeds the Borrowing Base (prior to giving effect to Reserves established at the issuance of such Letter of Credit Accommodations), then such event shall not limit, waive or otherwise affect any rights of Agent or any Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent, for the ratable benefit of the Revolving Loan Lenders, the entire amount of any such excess(es) for which payment is demanded.
(iii) In the event that the aggregate principal amount of the outstanding Revolving Loans and Letter of Credit Accommodations exceeds the Revolving Loan Limit, then such event shall not limit, waive or otherwise affect any rights of Agent or any Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent, for the ratable benefit of the Revolving Loan Lenders, the entire amount of any such excess(es) for which payment is demanded.

(iv) In the event that the aggregate principal amount of the outstanding Revolving Loans and Letter of Credit Accommodations based upon Eligible Inventory, Eligible Domestic In-Transit Inventory, Eligible International In-Transit Inventory and Eligible Re-Load Inventory exceeds the applicable amount with respect to such Inventory as set forth in the Inventory Loan Amount, then such event shall not limit, waive or otherwise affect any rights of Agent or any Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent, for the ratable benefit of the Revolving Loan Lenders, the entire amount of any such excess(es) for which payment is demanded to the extent that no availability exists under the Borrowing Base for Agent to allocate to any such excess Revolving Loans or Letter of Credit Accommodations.
    (v) In the event that the aggregate principal amount of the outstanding Letter of Credit Accommodations exceeds the sublimits for Letter of Credit Accommodations set forth in Section 2.2(e) hereof, then such event shall not limit, waive or otherwise affect any rights of Agent or any Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent, for the ratable benefit of the Revolving Loan Lenders, the entire amount of any such excess(es) for which payment is demanded, or, provide cash collateral with respect to any Letter of Credit Accommodations outstanding in excess of the Borrowing Base or sublimit for Letter of Credit Accommodations set forth in Section 2.2(e) hereof in an amount equal to one hundred five percent (105%) of the amount of such excess plus the amount of any fees and expenses payable in connection therewith through the end of the expiration of such Letter of Credit Accommodations.
    (vi) In the event that the aggregate principal amount of the outstanding Tranche A Loans exceeds the Tranche A Borrowing Base or the Tranche A Loan Limit, such event shall not limit, waive or otherwise affect any rights of Agent or Tranche A Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.
    (d) Borrowers may prepay without penalty or premium the principal of any Loans, in whole or in part, subject to Section 6.4 hereof. Notwithstanding anything to the contrary contained in Section 6.4 hereof,
        (i)     Borrowers shall make mandatory payments or prepayments of principal in respect of the Tranche A Loans prior to the Final Maturity Date (A) on the date of any regularly scheduled reduction in the amount of the Tranche A Loan Limit to the extent a payment is required to be made to reduce the outstanding Tranche A Loans to the amount equal to or less than the then effective Tranche A Loan Limit, (B) using net cash proceeds of the sale of Capital Stock after March 14, 2014 by a Borrower or Guarantor or one of its Subsidiaries (including BlueLinx Building Products Canada Ltd.) in accordance with Section 9.7(b)(iv) hereof or by Parent Guarantor or one of its Subsidiaries (other than a Borrower, Guarantor, BlueLinx or Building Products Canada Ltd.) or a sale of equity interests in an SPE Propco in accordance with Section 9.24(b)(iii) hereof) and (C) using net cash proceeds from the issuance of any Indebtedness after March 14, 2014 by a Borrower or Guarantor or one of its Subsidiaries (including BlueLinx Building Products Canada Ltd.) in accordance with Section 9.9(f) or (o) hereof or by Parent Guarantor or one of its Subsidiaries (other than a Borrower, Guarantor or BlueLinx Building Products Canada Ltd.) or the incurrence of any Indebtedness, the net proceeds of which are used to repay the Mortgage Loan by an SPE Propco in accordance with Section 9.24(b)(ii) hereof), so long as, in the case of the immediately preceding clauses (B) and (C), as the case may be, the following conditions shall have been satisfied: (1) on and after giving effect to such payment or prepayment, Excess Availability is not less than $50,000,000, and (2) on and after giving effect to such payment or prepayment, no Event of Default shall exist or have occurred and be continuing; and
        (ii) The Tranche A Loans shall be repaid in full on the Tranche A Loan Maturity Date.

(iii)    Any prepayment (whether voluntary or mandatory) made by Borrowers pursuant to this Section 2.1(d) shall (A) be made without penalty or premium and (B) result in a permanent reduction in the Tranche A Loan Commitments. If the Tranche A Loans are not repaid in accordance with Sections 2.1(d)(i) and (d)(ii) hereof, it shall constitute an Event of Default.”
2.2    Letter of Credit Accommodations. Section 2.2(e) of the Loan Agreement is hereby replaced with the following:
“(e)    Except in Agent’s discretion, with the consent of the Required Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $15,000,000.”
2.3    Revolving Loan Threshold Limit. Section 2.6 of the Loan Agreement is hereby replaced with the following:
“2.6 [Intentionally Deleted].”
2.4    Interest Rate. Section 3.1(b)(iv) of the Loan Agreement is hereby replaced with the following:
“(iv)    no more than six (6) Interest Periods may be in effect at any one time, of which (A) no more than one (1) Interest Period that is a seven (7) day Interest Period and one that is a fourteen (14) day Interest Period with respect to Revolving Loans may be in effect at any one time, and (B) no more than one (1) Interest Period that is a seven (7) day Interest Period and one that is a fourteen (14) day Interest Period with respect to Tranche A Loans may be in effect at any one time,”
2.5    Collection of Accounts. Section 6.3(a) of the Loan Agreement is hereby replaced with the following:
“(a)    Borrowers shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are reasonably acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers shall deliver, or cause to be delivered to Agent, a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent, for itself and the ratable benefit of the Lenders and the Bank Product Providers, may become bank’s customer with respect to the Blocked Accounts and promptly upon Agent’s request, Borrowers shall execute and deliver such agreements or documents as Agent may require in connection therewith. Notwithstanding anything to the contrary contained herein or in any Deposit Account Control Agreement relating to a Blocked Account, Agent shall not issue to any bank at which a Blocked Account is maintained a notice of sole control or other such instruction providing that the funds in such deposit accounts are to be automatically on each Business Day remitted directly to the Payment Account and that Borrowers are not permitted to access or otherwise direct such funds unless either (i) an Event of Default has occurred, (ii) a Default with respect to non-payment of the Obligations has occurred or (iii) Excess Availability is less than the greater of (A) during the Tranche A Loan Availability Period, $38,727,810, and at all times thereafter, $37,071,006 or (B) during the Tranche A Loan Availability Period, the amount equal to fifteen (15%) percent of the lesser of (1) the sum of (I) the Borrowing Base and (II) the Tranche A Borrowing Base or (2) the Maximum Credit, and at all times thereafter, the amount equal to fifteen (15%) percent of the lesser of (1) the Borrowing Base or (2) the Revolving Loan Limit, at any time (any such period during which the Blocked Accounts are subject to the sole control of Agent and Borrowers are not permitted to access the Blocked Accounts is referred to herein is a “Blocked Account Activation Period”).”

2.6    Taxes. Section 6.5(g) of the Loan Agreement is hereby amended by adding the following sentence at the end of such Section as follows:
“For purposes of determining withholding Taxes imposed under FATCA, from and after March 24, 2016, Borrowers and Agent shall treat (and the Lenders hereby authorize Agent to treat) the Loan Agreement as not qualifying as a ‘grandfathered obligation’ within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).”
2.7    Financial Statements. Section 9.6 of the Loan Agreement is hereby amended to add a new Section 9.6(e) of the Loan Agreement:
“(e)    Parent Guarantor shall furnish or cause to be furnished to Agent and Lenders, the following: (i) within forty-five (45) days after end of each fiscal quarter), unaudited consolidated financial statements, together with the consolidating financial statements used to prepare such consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent Guarantor and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Parent Guarantor, subject to normal year-end adjustments and lack of footnotes; and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Parent Guarantor and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Parent Guarantor and its Subsidiaries as of the end of and for such fiscal year, together with (A) the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Parent Guarantor and its Subsidiaries as of the end of and for the fiscal year then ended and (B) any management letters that may be issued with regard to Parent Guarantor and its Subsidiaries.”
2.8    Reporting. Section 7.1(a) of the Loan Agreement is hereby amended by replacing clauses (iv) and (v) with the following clauses (iv) through (viii):
“(iv) twice each fiscal month (on the first (1st) and fifteenth (15th) days of each fiscal month), projections for the immediately succeeding thirteen (13) weeks immediately after such delivery date of the Borrowing Base and Excess Availability on a week-by-week basis, together with a review summarizing the difference between (A) the actual results of the amounts of the Borrowing Base and Excess Availability for any such period covered by the previous projections and (B) the projected amounts of the Borrowing Base and Excess Availability for such period set forth in the projections;
(v)    upon Agent’s reasonable request, (A) copies of customer statements, purchase orders, sales invoices and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or any Guarantor;
(vi) reports received by Parent Guarantor or its Affiliates and its professionals or advisors from the Consultant as set forth in the Consulting Agreement;
(vii) ten (10) days’ prior written notice of the proposed sale of any SPE Property, and such additional information with respect to such sale as Agent may reasonable request, and in connection with any such proposed sale that is a sale-leaseback, a Collateral Access Agreement in form and substance acceptable to Agent; and

        (viii) such additional, interim or other reports, schedules and calculations (and backup documentation therefor) with regard to the Collateral as Agent may reasonably request from time to time.
2.9    Inventory Covenants. Section 7.3(d) of the Loan Agreement is hereby replaced with the following:
“(d) upon Agent’s request, Borrowers shall deliver or cause to be delivered to Agent a full written appraisal as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely, (i) three (3) times in any twelve (12) month period at Borrowers’ expense, (ii) in addition to the appraisals delivered pursuant to clause (i) above, one (1) additional time in such twelve (12) month period at Borrowers’ expense if a Compliance Period is in effect at any time during such period, and (iii) in addition to the appraisals delivered pursuant to clauses (i) and (ii) above, at any time or times as Agent may request at Borrowers’ expense upon the occurrence and during the continuance of an Event of Default;”
2.10    Compliance with Laws, Regulations, Etc. Section 9.3(d) of the Loan Agreement is hereby replaced with the following:
“(d) Each Borrower and each Guarantor shall indemnify and hold harmless Agents, Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower, any Guarantor or any SPE Propco and the preparation and implementation of any closure, remedial or other required plans; provided, however, Borrowers and Guarantors need not indemnity any such Person for losses, claims, damages, liabilities costs or expenses arising from such Person’s gross negligence or willful misconduct. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.”
2.11    Financial Covenants. The following sentence is hereby added to the end of Section 9.17(a) of the Loan Agreement:
“Borrowers and Guarantors shall be required to calculate and deliver to Agent the Fixed Charge Coverage Ratio whether or not a Financial Covenant Compliance Period is in effect.”
2.12    Excess Availability. Section 9.23 of the Loan Agreement is hereby replaced with the following:
“9.23    Excess Availability. Borrowers shall at all times maintain Excess Availability of not less than $35,000,000.”
2.13    Mortgage Loan. Section 9 of the Loan Agreement is hereby amended by adding a new Section 9.24 as follows:
“9.24 Mortgage Loan Representations, Warranties and Covenants. Parent Guarantor hereby represents, warrants and covenants in favor of Agent and Lenders that:
(a)    Parent Guarantor shall cause Mortgage Loan Borrowers to observe, perform and fulfill, in all material respects, the terms and provisions of the Specified Mortgage Loan Covenants (as in effect on the closing date of Amendment No. 12) and Parent Guarantor shall cause Mortgage Loan Borrowers to do so notwithstanding that the Mortgage Loan may be repaid or the applicable Mortgage Loan Document may be terminated; provided, that, prior to the repayment in full of the Mortgage Loan, if a Mortgage Loan Borrower breaches any such Specified Mortgage Loan Covenant that results in a Mortgage

Loan Event of Default so long as such Mortgage Loan Event of Default would not result in an Event of Default under Section 10.1(o), then it shall not constitute an Event of Default if Agent reasonably determines that (i) Parent Guarantor and Mortgage Loan Borrowers are diligently pursuing remedies to cure such Mortgage Loan Event of Default and (ii) such Mortgage Loan Event of Default is capable of being cured within a reasonable time as determined by Agent in its reasonable judgment.
(b)    In the event that (i) after the payment in full of the Mortgage Loan, there is any casualty event or condemnation proceeding with respect to any SPE Property that is not a Permitted SPE Property Reinvestment that results in the receipt of any insurance or condemnation proceeds or a foreclosure or deed-in-lieu of foreclosure with respect to any SPE Property that results in proceeds or (ii) any Permitted Mortgage Loan Refinancing results in net cash proceeds in excess of the then outstanding amount of the Mortgage Loan, Parent Guarantor shall cause each Mortgage Loan Borrower to cause the excess net cash proceeds of any such refinancing to be used to repay the Obligations together with a corresponding increase in the minimum Excess Availability required in Section 9.23 hereof by such amount; provided, that, prior to the repayment in full of the Mortgage Loan, an individual SPE Propco may refinance a portion of the Mortgage Loan using its individual SPE Property so long as (A) on and after giving effect to such refinancing, the aggregate outstanding amount of the Mortgage Loan when added to the principal amount of such mortgage loan refinancing of the individual SPE Property is not greater than the aggregate outstanding amount of the Mortgage Loan immediately before giving effect to such individual SPE Property and (B) all of the conditions in a Permitted Mortgage Loan Refinancing are satisfied, other than clause (b) of the definition of Permitted Mortgage Loan Refinancing or (iii) any Permitted SPE Propco Property Sale that results in net cash proceeds in excess of the then outstanding amount of the Mortgage Loan, Parent Guarantor shall cause each Mortgage Loan Borrower to cause the excess net cash proceeds of any such sale to be used to repay the Obligations together with a corresponding increase in the minimum Excess Availability required in Section 9.23 hereof by such amount; provided, that, prior to the repayment in full of the Mortgage Loan, an individual SPE Propco may sell its individual SPE Property so long as on and after giving effect to such sale, the net cash proceeds of such sale are used to repay and permanently reduce the then outstanding amount of the Mortgage Loan. On each date on which Agent actually receives a distribution of any such net cash proceeds, such distribution shall be applied in the same manner as repayments or payments pursuant to the terms of this Agreement. Parent Guarantor shall notify Agent of any such event in the foregoing clause (i) not later than five (5) Business Days after the first date on which Parent Guarantor has knowledge of such event.
(c)    Parent Guarantor shall, and shall cause each Mortgage Loan Borrower to, (i) notify Agent and Lenders of any Mortgage Loan Default or Mortgage Loan Event of Default and (ii) furnish Agent and Lenders with all material demands, notices or other materials concerning the Mortgage Loan, either received by a Mortgage Loan Borrower or Parent Guarantor or on its behalf, promptly after receipt thereof, or sent by a Mortgage Loan Borrower or Parent Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.
(d)    Parent Guarantor represents, warrants and covenants that (i) the execution, delivery and performance by Parent Guarantor of the Parent Pledge Agreement and the transactions contemplated by Amendment No. 12 do not contravene or violate any provisions of the Mortgage Loan Documents, (ii) neither Parent nor any Mortgage Loan Borrower has, to the best of its knowledge, entered into any Mortgage Loan Document that would cause the execution, delivery and performance by Parent Guarantor of the Parent Pledge Agreement and the transactions contemplated by Amendment No. 12 to violate any provisions of the CMBS Facility Documents, (iii) Mortgage Loan Special Servicer has represented to Parent Guarantor that no confirmation from any ratings agency is required in order for Parent Guarantor to execute, deliver and perform the Parent Pledge Agreement, and (iv) neither Parent Guarantor nor any Mortgage Loan Borrower has, to the best of its knowledge, entered into, or will enter into, any Mortgage Loan Document that would entitle any of the lenders or holders of any notes, certificates or other instruments under any of the CMBS Facility Documents to have a right to make a claim against any of the SPE Propco Properties or the proceeds thereof upon the payment in full of the Mortgage Loan.

(e)    Parent Guarantor shall not cause or permit Mortgage Loan Borrowers (i) to incur any additional Indebtedness in excess of the then outstanding amount of the Mortgage Loan other than (A) a Permitted Mortgage Loan Refinancing or (B) prior to the repayment in full of the Mortgage Loan, a refinancing of an individual SPE Property, in each case, in accordance with Section 9.24(b)(ii) hereof or (ii) to enter into any amendment, modification, consolidation, restatement, supplement or wavier of any term of the Mortgage Loan Documents which would result in provisions of the Mortgage Loan Documents, taken as a whole, having more material restrictive or burdensome economic terms or any termination of any Mortgage Loan Document in Agent’s reasonable determination (other than any such termination that is effected pursuant to the terms of the Mortgage Loan Agreement as in effect on March 24, 2016), in each case, without the prior written consent of Agent unless such amendment, modification, consolidation, restatement, supplement, waiver or termination is effected in accordance with the terms of the SPE Intercreditor Agreement, but subject to Sections 9.24(a), (b) and (c) hereof.”
2.14    Financial Consultant. Section 9 of the Loan Agreement is hereby amended by adding a new Section 9.25 as follows:
“9.25    Consultant.
    (a) On or before March 24, 2016, Borrowers and Guarantors shall engage a Consultant acceptable to Agent and Lenders pursuant to the Consulting Agreement, in form and substance reasonably acceptable to Agent and Lenders. The Consulting Agreement shall not be amended or terminated without the prior written consent of Agent and Required Super-Majority Lenders; provided, that, if Consultant terminates the Consulting Agreement, Borrowers and Guarantors shall have thirty (30) days to retain a replacement Consultant acceptable to Agent and Required Super-Majority Lenders.
(b) At the request of Agent and Lenders, Agent and Lenders may retain a consultant or financial advisor on terms and conditions acceptable to Agent and Lenders to advise on the business and operations of Parent Guarantor, Borrowers and Guarantors, the cost of which shall be paid for by Borrowers and Guarantors.”
2.15    Events of Default. Section 10.1 of the Loan Agreement is amended by deleting the word “or” appearing at the end of Section 10.1(m), replacing the period appearing at the end of Section 10.1(n) with “; or”, and adding a new Section 10.1(o) as follows:
“(o) there shall be (i) a payment default after giving effect to any applicable grace periods under the Mortgage Loan Documents with respect to a payment in an amount greater than $50,000, (ii) the occurrence of a “Low LCR Cash Sweep Period” (as defined in the Mortgage Loan Agreement) or (iii) an acceleration of the Mortgage Loan.”
2.16    Indemnification. Section 11.6 is hereby replaced with the following:
“11.6 Indemnification. Each Borrower and each Guarantor shall, jointly and severally, indemnify and hold each Agent and each Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, reasonable costs or expenses (other than Excluded Taxes or any other Taxes for which Borrowers are not obligated to provide indemnification pursuant to Section 6.5 hereof) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby, including, without limitation, any transaction related to any SPE Propco, or any act, omission, event or transaction related or attendant thereto, including, without limitation, any transaction related to any SPE Propco, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, but excluding any losses, claims, damages, liabilities, costs or expenses arising from the gross negligence or willful misconduct of any indemnified Person and excluding any indirect, consequential or punitive damages. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agents and Lenders in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.”
2.17    Amendments and Waivers.
(a)    Section 11.3(a)(i) of the Loan Agreement is hereby amended by replacing subclause (H) with the following:
“(H) [Intentionally Deleted.]”
(b)    Section 11.3(a)(ii)(F) of the Loan Agreement is hereby replaced with the following:
“(F) on and after July 15, 2017, amend, modify or waive any provision of the definitions of Blocked Account Activation Period, Modified Adjusted Excess Availability, Compliance Period, Financial Covenant Compliance Period , Excess Availability or Qualified Cash. ”
(c)    Section 11.3(a) of the Loan Agreement is hereby amended by adding a new clause (v) immediately following clause (iv) as follows:
“(v) Notwithstanding anything to the contrary contained in Section 11.3(a) hereof, without the prior written consent of Agent and the Required Ultra Super-Majority Lenders (A) no such amendment, waiver, discharge or termination shall amend, modify or waive Section 9.17(a) hereof (Fixed Charge Coverage Ratio), Section 9.23 hereof (Excess Availability covenant) and (B) from March 24, 2016 through July 15, 2017, no such amendment, waiver, discharge or termination shall amend, modify or waive any provision of (1) the definitions of Blocked Account Activation Period, Modified Adjusted Excess Availability, Compliance Period, Financial Covenant Compliance Period, Excess Availability or Qualified Cash or (2) the definition of Tranche A Loan Limit, Tranche A Loan Maturity Date or Section 2.1(d) hereof.”
2.18    Term. The third sentence of Section 13.1(a) of the Loan Agreement is hereby amended by adding the following phrase immediately after the reference to Investment Account Control Agreement at the end of such sentence:
“and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider).”
2.19    Interpretative Provisions. Section 13.2 of the Loan Agreement is hereby amended by adding a new clause (n) immediately following clause (m) as follows:
    “(n) All references to the term “reasonably” or “reasonable” as applied to any conduct or determination by Agent or Lenders shall be based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it. Borrowers, Guarantors and Parent Guarantor shall have the burden of proving any lack of good faith on the part of Agent or any Lender or failure to act reasonably alleged by any Borrower or Guarantor or Parent Guarantor at any time.”
Section 3.    Amendments to Exhibits and Schedules.
3.1    Schedule 9.14 to the Loan Agreement (Fiscal Year, Fiscal Quarter and Fiscal Month Ending Dates) is hereby replaced with the Schedule 9.14 attached as Exhibit A to this Amendment No. 12.

3.2    Schedule 1.124 to the Loan Agreement (Revolving Loan Commitments) is hereby replaced with the Schedule 1.1 attached as Exhibit B to this Amendment No. 12.
3.3    Exhibit A to Amendment No. 7 (Tranche A Loan Commitments) is hereby replaced with the Schedule 1.2 to the Loan Agreement attached as Exhibit C to this Amendment No. 12.
3.4    A new Schedule 1.3 is added to the Loan Agreement (List of SPE Propcos) with the Schedule 1.3 attached hereto as Exhibit D to this Amendment No. 12.
3.5    Within fifteen (15) days after the date hereof, Agent shall have received, in form and substance acceptable to Agent, an Amended and Restated Information Certificate, duly executed and delivered by Borrowers and Guarantors which, immediately after such receipt by Agent, the applicable Schedules to the existing Information Certificate as attached to the Loan Agreement shall automatically be deemed replaced with the corresponding Schedules to such Amended and Restated Information Certificate and so attached to the Loan Agreement.
Section 4.    Representations and Warranties. Borrowers and Guarantors, jointly and severally, represent and warrant with and to Agent and Lenders as follows, which representations and warranties, together with the representations and warranties in the other Financing Agreements, shall survive the execution and delivery hereof, and the truth and correctness thereof, in all material respects, being a continuing condition of the making of any Loans by Lenders (or Agent on behalf of Lenders) to Borrowers:
4.1    This Amendment No. 12 has been duly authorized, executed and delivered by all necessary action on the part of Borrowers and Guarantors which are a party hereto and is in full force and effect as of the date hereof, as the case may be, and the obligations of Borrowers or Guarantors contained herein constitute legal, valid and binding obligations of Borrowers and Guarantors, as the case may be, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
4.2    The execution, delivery and performance of this Amendment No. 12 and each other agreement or instrument to be executed and delivered by Borrowers or Guarantors hereunder (a) are all within Borrowers’ and Guarantors’ corporate or limited liability company powers, (b) are not in contravention of law or the terms of Borrowers’ or Guarantors’ certificate of incorporation, by laws, certificate of formation, operating agreements or other organizational documentation, or any indenture, agreement or undertaking to which each Borrower and Guarantor is a party or by which or its property are bound and (c) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrowers or Guarantors, except as provided in the Financing Agreements.
4.3    Borrowers and Guarantors have delivered to Agent true, correct and complete copies of all of the material Mortgage Loan Documents, which Borrowers and Guarantors represent and warrant are set forth on Exhibit F hereto. After giving effect to the provisions of this Amendment No. 12 and the amendments to the Mortgage Loan Documents executed and delivered on the date hereof, no Mortgage Loan Default or Mortgage Loan Event of Default exists or has occurred and is continuing.
4.4    All of the representations and warranties set forth in the Loan Agreement as amended hereby, and the other Financing Agreements, are true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Change) after giving effect to the provisions of this Amendment No. 12, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Change) as of such date.

4.5    After giving effect to the provisions of this Amendment No. 12, no Default or Event of Default exists or has occurred and is continuing.
4.6    Within ninety (90) days after the date hereof (or such later date as Agent may agree to in writing), Agent shall have received a copy of an original of each amended or updated Mortgage Loan Document in connection with the Seventeenth Amendment to Mortgage Loan Agreement, which Borrowers, Guarantors and Parent Guarantor represent and warrant shall provide solely for the extension of the maturity date of the Mortgage Loan and the Mortgage Loan Notes to July 1, 2019 and/or the decrease in the amount of the obligations secured under the Mortgage Loan Documents.
4.7    Within ninety (90) days after the date hereof (or such later date as Agent may agree to in writing), Agent shall have received UCC, tax lien and judgment lien searches for the SPE Propcos with the Delaware Secretary of State and those jurisdictions in which an SPE Property is located, which search results do not reflect a security interest or lien against any SPE Propcos or its SPE Property that violates any provisions of the Mortgage Loan Documents.
4.8    Within thirty (30) days after the date hereof, a copy of an amended and restated Limited Liability Company Agreement for each SPE Propco, certified by the Managing Member of such SPE Propco, which shall have been amended in the form substantially as set forth in Exhibit G hereto.
4.9    Failure of Borrowers and Guarantors to deliver, or cause to be delivered, to Agent any of the agreements, documents or instruments set forth in Section 3.5, 4.6, 4.7 or 4.8 hereof shall constitute an Event of Default.
Section 5.    Release by Borrowers and Guarantors.
5.1    Release.
(a)    In consideration of the agreements of Agent and Lenders contained herein, including the waiver of the requirement under the Loan Agreement that, on or before May 1, 2016, Borrowers raise Additional Investments of not less than $35,000,000, and the continued making of the loans, advances and other accommodations by Lenders (or Agent on behalf of Lenders) to Borrowers pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower and Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which each of any Borrower or Guarantor, or any of its successors, assigns, or other legal representatives and their respective successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment No. 12, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, and the other Financing Agreements.
(b)    Each Borrower and Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)    Each Borrower and Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.
(d)    Borrowers and Guarantors represent and warrant that each such Person is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each such Person has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.
(e)    Nothing contained herein shall constitute an admission of liability with respect to any Claim on the part of any Releasee.
5.2    Covenant Not to Sue. Each Borrower and Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, jointly and severally, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Borrower or Guarantor pursuant to Section 5.1 hereof. If any Borrower or Guarantor violates the foregoing covenant, each Borrower and Guarantor agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
5.3    Waiver of Statutory Provisions. EACH BORROWER AND GUARANTOR HEREBY EXPLICITLY WAIVES ALL RIGHTS UNDER AND ANY BENEFITS OF ANY COMMON LAW OR STATUTORY RULE OR PRINCIPLE WITH RESPECT TO THE RELEASE OF SUCH CLAIMS, EACH BORROWER AGREES THAT NO SUCH COMMON LAW OR STATUTORY RULE OR PRINCIPLE SHALL AFFECT THE VALIDITY OR SCOPE OR ANY OTHER ASPECT OF THIS RELEASE.
Section 6.    Conditions Precedent. Concurrently with the execution and delivery hereof, and as a further condition to the effectiveness of this Amendment No. 12 and the agreement of Agent to the modifications and amendments set forth in this Amendment No. 12:
6.1    Agent shall have received an executed copy of an original or executed original counterparts of this Amendment No. 12 by electronic mail or facsimile (with the originals to be delivered within five (5) Business Days after the date hereof), duly authorized, executed and delivered by each Borrower and Guarantor;
6.2    Agent shall have received, in form and substance acceptable to Agent, an executed copy of an original or executed original counterparts by electronic mail or facsimile (with the originals to be delivered within five (5) Business Days after the date hereof), of the following:
(a)    the Parent Guarantee, duly authorized, executed and delivered by Parent Guarantor;
(b)    the Parent Pledge Agreement, duly authorized, executed and delivered by Parent Guarantor;
(c)    the SPE Agreement, duly authorized, executed and delivered by Parent Guarantor, as acknowledged by SPE Propcos, and
(d)    the SPE Intercreditor Agreement, duly authorized executed and delivered by Mortgage Loan Servicer, SPE Propcos, Parent and BlueLinx;
6.3    each Borrower and Guarantor shall deliver, or cause to be delivered, to Agent a true and correct copy of any consent, waiver or approval to or of this Amendment No. 12, which any Borrower or Guarantor is required to obtain from any other Person, and such consent, approval or waiver shall be in a form and substance satisfactory to Agent in its good faith determination;

6.4    Agent shall have received and reviewed the Consulting Agreement, which shall be in form and substance satisfactory to Agent and Lenders, duly executed and delivered by BlueLinx and Consultant;
6.5    Agent shall have received, in form and substance acceptable to Agent, an executed copy of the Seventeenth Amendment to the Mortgage Loan Agreement, dated as of the date hereof, among SPE Propcos and Mortgage Lenders, together with copies of the other Mortgage Loan Documents, other than the Mortgage Loan Documents being delivered after the date hereof in accordance with Section 4.6 hereof;
6.6    Parent Guarantor shall have duly executed and delivered to Agent such UCC financing statements and other documents and instruments which Agent in its discretion has determined are necessary to perfect or protect the security interests of Agent in the equity interest of the SPE Propcos under the Parent Pledge Agreement;
6.7    all requisite corporate action and proceedings in connection with this Amendment No. 12 and the other Financing Agreements delivered in connection herewith and the amendments to the Mortgage Loan Agreement and other Mortgage Loan Documents delivered in connection therewith, shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Parent Guarantor certified by the Delaware Secretary of State, which shall set forth the same complete corporate name of Parent Guarantor as is set forth herein);
6.8    Agent shall have received and reviewed UCC, tax lien and judgment lien search results for the jurisdiction of incorporation of each Borrower and Guarantor in all applicable jurisdictions, which search results shall be in form and substance satisfactory to Agent;
6.9    Agent shall have received, in form and substance satisfactory to Agent, (a) copies of the original limited liability company certificates of each SPE Propco representing 100% percent of the equity interests in each SPE Propco (in each case together with an irrevocable proxy duly executed in blank with respect thereto), and (b) a letter from Mortgage Loan Special Servicer that it has received the originals of each such original limited liability company certificate of each SPE Propco;
6.10    Agent shall have received, in form and substance satisfactory to Agent, such opinions of counsels to Borrowers and Guarantors with respect to the Financing Agreements and the security interests, pledges and liens of Agent with respect to the Collateral and such other matters as Agent may request;
6.11    Agent shall have received approvals of all Lenders required to consent to the amendments to the Loan Agreement and the other Financing Agreements, set forth in this Amendment No. 12;
6.12    Agent shall have received projections of the monthly balance sheets, income statements, statements of cash flows and availability of the BlueLinx and its Subsidiaries for the period for the fiscal years ending December 31, 2016 and December 31, 2017, with assumptions and otherwise in form and substance reasonably satisfactory to Agent;
6.13    Agent shall have received payment, or shall be authorized to charge the Borrowers’ Loan Account for payment, of all fees set forth in any fee letter between Agent and Borrowers with respect to the transactions contemplated by this Amendment No. 12;
6.14    all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended by this Amendment No. 12, shall be true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Change) on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Change) as of such date;

6.15    all other documents and legal matters in connection with the transactions contemplated by this Amendment No. 12 shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent; and
6.16    after giving effect to the amendment contemplated by this Amendment No. 12, no Default or Event of Default shall exist or have occurred and be continuing.
Section 7.    Effect of this Amendment No. 12. Except as expressly set forth herein, no other amendments, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof and Borrowers and Guarantors shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment No. 12 or with respect to the subject matter of this Amendment No. 12. To the extent of conflict between the terms of this Amendment No. 12 and the other Financing Agreements, the terms of this Amendment No. 12 shall control. The Loan Agreement and this Amendment No. 12 shall be read and construed as one agreement.
Section 8.    Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes set forth in this Amendment No. 12.
Section 9.    Governing Law. The validity, interpretation and enforcement of this Amendment No. 12 and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflict of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
Section 10.    Binding Effect. This Amendment No. 12 shall be binding upon and inure to the benefit of Borrowers, Guarantors, Agent and Lenders and their respective successors and assigns.
Section 11.    Waiver, Modification, Etc. No provision or term of this Amendment No. 12 may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.
Section 12.    Entire Agreement. This Amendment No. 12 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
Section 13.    Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 12.
Section 14.    Counterparts. This Amendment No. 12 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 12 by telefacsimile or other electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 12. Any party delivering an executed counterpart of this Amendment No. 12 by telefacsimile or other electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment No. 12.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 12 to be duly executed and delivered by their authorized officers as of the day and year first above written.
BORROWERS

BLUELINX CORPORATION
By: /s/ Shyam K. Reddy
Title: Senior Vice President, General Counsel, and Secretary

BLUELINX FLORIDA LP
By: BlueLinx Florida Holding No. 2 Inc.,
its General Partner
By: /s/ Shyam K. Reddy
Title: Senior Vice President, General Counsel, and Secretary

GUARANTORS

BLUELINX FLORIDA HOLDING NO. 1 INC.
By: /s/ Shyam K. Reddy
Title: Senior Vice President, General Counsel, and Secretary

BLUELINX FLORIDA HOLDING NO. 2 INC.
By: /s/ Shyam K. Reddy
Title: Senior Vice President, General Counsel, and Secretary

BLUELINX HOLDINGS INC.
By: /s/ Shyam K. Reddy
Title: Senior Vice President, General Counsel, and Secretary

AGENT AND LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION,
As Agent and as a Revolving Loan Lender and Tranche A Loan Lender
By: /s/Marc J. Breier
Title: Authorized Signatory

BANK OF AMERICA, N.A., as Joint Lead Arranger, Bookrunner,
and a Documentation Agent
And as a Revolving Loan Lender and a Tranche A Loan Lender
By: /s/ Douglas Cowan
Title: Senior Vice President

JP MORGAN CHASE BANK, N.A., as a Documentation Agent
and as a Revolving Loan Lender
By: /s/ Eric A. Anderson
Title: Authorizing Officer

REGIONS BANK, as Syndication Agent and as a Joint Bookrunner and
as a Revolving Loan Lender
By: /s/ Kathy Myers
Title: Vice President

TD BAK, N.A., as a Revolving Loan Lender
By: /s/ Bethany Buetenhuys
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Loan Lender
By: /s/ Heath J. Hayes
Title: Assistant Vice President